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                   SUBSIDIARIES OF THE REGISTRANT


The Company's wholly-owned subsidiaries are as follows:


        QCS Development Company S.A.
        Immeuble Le Quadra
        455 Promenade des Anglais
        06200 Nice,
        FRANCE


        QCS Global Retail Information Network Asia Pacific Ltd.
        19/F, Tung Sun Commercial Centre
        194-200 Lockhart Road, Wanchai,
        Hong Kong